Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Eversource Energy

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, $5 par value per share	Other	4,200,000 (2)	$54.54(3)	$229,068,000(3)	$147.60 per $1,000,000	$33,810.44
Total Offering Amounts					$229,068,000(3)		$33,810.44
Total Fee Offsets
Net Fee Due							$33,810.44

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional Common Shares as may be issuable under the 2018 Eversource Energy Incentive Plan as a result of a stock dividend, stock split or similar adjustment of the outstanding Common Shares, $5 par value per share, of Eversource Energy.

(2)	As described in the Explanatory Note in this Registration Statement, represents additional Common Shares authorized for issuance under the 2018 Eversource Energy Incentive Plan by the First Amendment approved by the shareholders of Eversource Energy on May 3, 2023.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices for Eversource Energy Common Shares on the New York Stock Exchange on October 6, 2023.